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                                                                    EXHIBIT 11.1



                              SMARTIRE SYSTEMS INC.
                     COMPUTATION OF INCOME (LOSS) PER SHARE


                                                 Three Months Ended                 Nine Months Ended
                                            April 30,         April 30,        April 30,         April 30,
                                              2001              2000             2001              2000
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($000's except per share data)

Net income (loss)                               (2,124)            9,615           (6,277)            4,799
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Weighted average number
of common shares                            15,117,697        13,858,190       14,849,784        12,713,247
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Basic income (loss) per share                    (0.14)             0.69            (0.42)             0.38
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Fully diluted weighted average
number of common shares                     15,117,697        15,094,518       14,849,784        13,698,425
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Fully diluted income (loss) per share            (0.14)             0.64            (0.42)             0.36
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

The stock options and warrants outstanding are antidilutive. Accordingly diluted loss per share does not differ from basic loss per share for the three and nine months ended April 30, 2001.